Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Owners of
Bottling Group, LLC:

Board of Directors and Shareholders
PepsiCo, Inc.:
We consent to incorporation by reference in the registration statements (File No. 333-132716 and File No. 333-108225) on Form S-3 of Bottling Group LLC, of our report dated February 19, 2009, with respect to the Consolidated Balance Sheet of PepsiCo, Inc. as of December 27, 2008 and December 29, 2007 and the related Consolidated Statements of Income, Cash Flows and Common Shareholders’ Equity for each of the years in the three-year period ended December 27, 2008, and the effectiveness of internal control over financial reporting as of December 27, 2008, which report appears in the December 27, 2008 annual report on Form 10-K of PepsiCo, Inc.
/s/ KPMG LLP
New York, New York
February 19, 2009